DENVER, COLORADO
                                 JUNE  14,  2005
                              FOR IMMEDIATE RELEASE

                   MACDERMID TODAY ANNOUNCES THE ACQUISITION OF
                            AUTOTYPE INTERNATIONAL LTD.

MacDermid, Incorporated a worldwide manufacturer of proprietary specialty chemical products and materials for the electronics, metal finishing and graphic arts industries (NYSE: MRD) today announced the acquisition of Autotype International Ltd. and associated entities from Norcros (Holdings) Limited of the UK, a portfolio company of Bridgepoint Capital Limited.

With locations in Wantage UK, Chicago, Singapore and Denmark, Autotype is a high technology producer of specialty coated film products for the electronics and printing industries. In electronics, Autotype is the leading producer of hard coated films for the membrane switch and touch screen markets. It has recently introduced films for light management of nomadic devices, unique films for in-mold decoration, and medical applications. It is believed Autotype is the only manufacturer in the world who can replicate nano scale structures through a high volume cost-efficient process on the surface of films. In printing, Autotype provides high quality stencil materials and digital pre-press products for screen printing.

For  the  year  ended  March 31, 2005 Autotype had revenues of $86.5million (BPS
47.9 million). Accretion is expected to be $.05 per share per quarter not including synergies.

Autotype employs 390 people in Europe, Asia, and North America. All will join MacDermid effective today. MacDermid will fund the acquisition with cash on hand.

MacDermid has extensive underutilized capacity in its Middletown, Delaware coating factory. This capacity can be utilized by Autotype to support additional growth potential from a US dollar cost base and to defer the need to build new capacity at other locations.

Dan Leever, MacDermid Chairman and CEO said "we have been looking for the right opportunity to invest our retained cash for some time. We have been holding out for an investment that held the potential to improve our underlying growth rate. We believe the Autotype team is unusually innovative, and its products enjoy excellent growth prospects. Additionally, MacDermid's infrastructure in Asia will improve the chances of successful commercialization of these new and exciting products. Autotype has world class coating technology as evidenced by their unique nano scale replication capability. This is not a story about cost savings and synergies although there will be some. It is about growth".

Norcros  was  represented  by  Morgan  Joseph  &  Co.  Inc.  in the transaction.

Website:  http://www.macdermid.com
          http://www.autotype.com


                         MACDERMID, INCORPORATED

                         NYSE  -  MRD
                         CUSIP  554273  10  2

  June  14TH,  2005

THIS REPORT AND OTHER CORPORATION REPORTS AND STATEMENTS DESCRIBE MANY OF THE POSITIVE FACTORS AFFECTING THE CORPORATION'S FUTURE BUSINESS PROSPECTS. INVESTORS SHOULD ALSO BE AWARE OF FACTORS THAT COULD HAVE A NEGATIVE IMPACT ON THOSE PROSPECTS. THESE INCLUDE POLITICAL, ECONOMIC OR OTHER CONDITIONS SUCH AS CURRENCY EXCHANGE RATES, INFLATION RATES, RECESSIONARY OR EXPANSIVE TRENDS, TAXES AND REGULATIONS AND LAWS AFFECTING THE BUSINESS; COMPETITIVE PRODUCTS, ADVERTISING, PROMOTIONAL AND PRICING ACTIVITY; THE DEGREE OF ACCEPTANCE OF NEW PRODUCT INTRODUCTIONS IN THE MARKETPLACE; TECHNICAL DIFFICULTIES WHICH MAY ARISE WITH NEW PRODUCT INTRODUCTIONS; AND THE DIFFICULTY OF FORECASTING SALES AT CERTAIN TIMES IN CERTAIN MARKETS.